Exhibit 10.38

CIT GROUP INC.
11 West 42 nd Street
New York, NY 10017

March 28, 2012

C. Jeffrey Knittel
CIT Group Inc.
11 West 42nd Street
New York, NY 10017

Re: Extension of Term of Employment Agreement

Dear Jeff:

This letter will confirm that the Board of Directors of CIT Group Inc. (the “Company”) has determined to extend the “Term” of your Amended and Restated Employment Agreement with the Company dated as of May 7, 2008, as amended (your “Employment Agreement”) for one year, through December 31, 2012.

You acknowledge that neither your Employment Agreement nor this extension letter (i) entitle you to receive any payment or benefit to the extent that it is prohibited or limited by applicable law and/or regulation, nor (ii) constitute grounds for your resignation for “Good Reason” as defined under your Employment Agreement.

You and the Company agree that the provisions of your Employment Agreement, as revised and extended by this letter remain in full force and the Term shall continue through December 31, 2012, without interruption. Nothing in this letter is intended to confer any rights on any person other than you or the Company.

Please acknowledge your agreement by signing the enclosed copy of this letter and returning it to me as soon as possible. On behalf of the Board, I thank you for your continued service with the Company.

Very truly yours,

/s/ Robert J. Ingato

Robert J. Ingato
Executive Vice President,
General Counsel

Accepted and Agreed:

/s/ C. J. Knittel

C. Jeffrey Knittel